SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 20, 2004

Wells Real Estate Fund IX, L.P.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-22039	58-2126622
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia 30092-3365

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On August 20, 2004, Fund VIII and Fund IX Associates (the “Joint Venture”), a joint venture partnership between Wells Real Estate Fund IX, L.P. (the “Registrant”) and Wells Real Estate Fund VIII, L.P., and Cirrus Logic, Inc. (“Cirrus Logic”), an unrelated third party, entered into a Lease Termination Agreement (the “Agreement”). The Agreement terminates a lease between the Joint Venture and Cirrus Logic for approximately 49,000 square feet of office space in Denver, Colorado that had an expiration date of April 30, 2012. The Joint Venture owns 100% of the building and Cirrus Logic was the building’s sole tenant. The Registrant owns an equity interest of approximately 45.2% in the Joint Venture.

Under the terms of the Agreement, in consideration for the release of Cirrus Logic from any and all liabilities and obligations arising out of its lease with the Joint Venture, Cirrus Logic terminated its right to occupy the premises and agreed to pay the Joint Venture approximately $2.4 million. Additionally, Cirrus Logic delivered $1.8 million to an escrow agent, of which $1.3 million is designated to fund or reimburse the Joint Venture for future re-leasing costs and $0.5 million is designated as a reserve to fund future operating expenses.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND IX, L.P.
(Registrant)

By:	WELLS PARTNERS, L.P.
General Partner

	By:	Wells Capital, Inc.
General Partner

		By:	/s/ Leo F. Wells, III
Leo F. Wells, III
President

By:	/s/ Leo F. Wells, III
LEO F. WELLS, III
General Partner

Date: August 26, 2004

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